Exhibit 99.1

Cancer Genetics, Inc. and Mayo Clinic Provide Update on their Joint Venture to Develop Next Generation Sequencing Company Focused on Areas of Critical Need in Oncology

RUTHERFORD, NJ (November 22, 2013): Cancer Genetics, Inc. (NASDAQ: CGIX) (“CGI” or the “Company”) is jointly hosting an event today with the Mayo Clinic announcing the first projects to be pursued by their joint venture, which is set to develop targeted diagnostic panels that leverage next generation sequencing (“NGS”).

CGI and Mayo Clinic formed Oncospire Genomics (“Oncospire”), based in Rochester, Minnesota, in May 2013, to pursue the development of novel and unique NGS diagnostic panels that seek to provide clinically relevant and actionable insight in areas of critical need in oncology. Oncospire, a joint venture equally owned by both parties, will initially pursue the development of NGS panels for lung cancer, multiple myeloma, and follicular lymphoma.

•	With 1.6 million new cases diagnosed annually, lung cancer is a category where improved earlier diagnosis and differentiation is critical to improved patient outcomes. To date, only a handful of biomarkers for lung cancer have been identified, and they do not fully address the needs to provide diagnostic and predictive information.

•	There are approximately 200,000 new cases of multiple myeloma diagnosed annually, and no comprehensive genomic panel that can be utilized to predict early transformation from monoclonal gammopathy of undetermined significance (“MGUS”) to multiple myeloma, and currently available tests are expensive, invasive, and often require multiple biopsies.

•	Follicular lymphoma represents approximately 30% of all non-Hodgkin lymphomas, and is the second most common lymphoma in the U.S. We believe predicting the risk progression of follicular lymphoma is a key unmet clinical need, with a potential market of up to 45,000 tests annually based on disease prevalence and number of biopsies performed.

The “team science” based approach, a multi-disciplinary approach that combines leading clinicians with world-class scientists, pathologists, bioinformaticians and laboratory medicine professionals, will combine Mayo Clinic’s next generation sequencing capabilities and world-class biobank with CGI’s scientific leadership, disease-focused genomic knowledge and commercial acumen. CGI recently invested $1 million in Oncospire, and will invest up to an additional $5 million upon achieving project development milestones.

Presenters at today’s event include Gianrico Farrugia, M.D., director of Mayo Clinic’s Center for Individualized Medicine, R.S.K. Chaganti, Ph.D., founder and chairman of CGI and the William E. Snee Chair of Cell Biology and Medicine at Memorial Sloan-Kettering Cancer Center; and Panna Sharma, President and CEO of CGI.

A copy of today’s slide presentation is available in the Investors section of www.cancergenetics.com.

About Mayo Clinic Cancer Center

As one of the leading institutions funded by the National Cancer Institute, Mayo Clinic Cancer Center promotes basic and clinical research on the incidence, causes and progression of cancer and translates discoveries into improved methods for prevention, detection, diagnosis, prognosis and therapy.

About Mayo Clinic Center for Individualized Medicine

The Center for Individualized Medicine discovers and integrates the latest in genomic, molecular and clinical sciences into personalized care for every Mayo Clinic patient.

About Mayo Clinic Department of Laboratory Medicine and Pathology and Mayo Medical Laboratories

The Department of Laboratory Medicine and Pathology develops diagnostic technologies to care for Mayo Clinic patients, and offers these innovations worldwide to more than 5,000 health care institutions through Mayo Medical Laboratories. Revenue from testing supports medical education and research at Mayo Clinic.

About Mayo Clinic

Mayo Clinic is a nonprofit worldwide leader in medical care, research and education for people from all walks of life. For more information, visit MayoClinic.com or MayoClinic.org/news.

About Cancer Genetics:

Cancer Genetics, Inc. is an emerging leader in DNA-based cancer diagnostics, servicing some of the most prestigious medical institutions in the world. Our tests target cancers that are difficult to diagnose and predict treatment outcomes. These cancers include hematological, urogenital and HPV-associated cancers. We also offer a comprehensive range of non-proprietary oncology-focused tests and laboratory services that provide critical genomic information to healthcare professionals as well as biopharma and biotech. Our state-of-the-art reference lab is focused entirely on maintaining clinical excellence and is both CLIA certified and CAP accredited and has licensure from several states including New York State. We have established strong research collaborations with major cancer centers such as Memorial Sloan-Kettering, The Cleveland Clinic, Mayo Clinic and the National Cancer Institute. For further information, please see www.cancergenetics.com.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. products and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights and other risks discussed in the Company’s Form 10-Q for the quarter ended March 31, 2013 and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics disclaims any obligation to update these forward-looking statements.

Contact Information:

Investor Relations

RedChip Companies, Inc.

Jon Cunningham, 800-733-2447, ext. 107

jon@redchip.com